                              Knightsbridge Capital
                        3000 Island Boulevard, Suite 1603
                               Aventura, Fl. 33009
                    Phone: (305) 936-1775 Fax (305) 932-3697

July 15, 2002

Americana Publishing, Inc
303 San Mateo NE, Suite 104A
Albuquerque, NM  87018
Attn: George Lovato, Chief Executive Officer

Gentleman:

     Knightsbridge Holdings, LLC, ("Knightsbridge") is pleased to be retained on the terms and  conditions  set forth in this letter of  engagement  ("Engagement
Letter") as a  consultant  to your  company,  Americana  Publishing,  Inc.  (the
"Company"),  to  assist  in a  variety  of  areas  relating  to  the  financial, strategic, and related developmental growth of the Company (the "Engagement").

         1.       Services of Knightsbridge.

     For the Term of Engagement (as hereinafter defined),  and with your general knowledge  and  consent,  we  agree  to  provide  to  the  Company  a  range  of consultative  and related  services  which may, but which will not  necessarily, include the following:  (i) identifying,  evaluating and advising in relation to
the  Company's  current  structural   (including  business  model),   financial,
operational,   managerial,  strategic  and  other  needs  and  objectives,  (ii)
preparing and  coordinating  with the Company and others in the  development  of business plans,  investor  presentations and financial models, (iii) identifying potential  sources of private  and/or public  financing  ("Financing  Sources"), including those involving  transactions requiring any issuance by the Company of either equity, debt and/or equity-linked  securities ("Financing  Transactions")
and  negotiating,  structuring  and advising in relation to potential  Financing
Transactions,  (iv)  identifying  potential  merger,  acquisition,  divestiture,
consolidation  or  other  combination  ("M&A  Transaction")   opportunities  and
negotiating,   structuring   and  advising  in  connection  with  potential  M&A
Transactions, (v) advising and assisting the Company with strategies relating to asset  development,  asset  enhancement and  maximization of asset  utilization, including those associated with any intellectual  property assets, (vi) advising and assisting the Company in connection with the preparation of any registration statements,  periodic or other SEC reports or  proxies,  and (vii)  coordinating with, and advising in connection with the activities of, Outside  Professionals, including without limitation attorneys, accountants, market professionals, etc.

         2.       Term of Engagement.

     The  Engagement  shall  be  effective  for a  period  of  six  (6)  months, commencing  on the date  first  appearing  above  (the  "Term  of  Engagement").
Thereafter,  the Engagement shall automatically renew on a month-to-month basis, subject  to the right of the  Company  and/or  Knightsbridge  to  terminate  the
Engagement  as of the end of any  given  month by giving  written  notice to the other  party at least  thirty (30) days  notice  ("Termination").  Said right of termination  shall  commence  upon the one  month  anniversary  of this  signing
Agreement.  Notwithstanding the foregoing,  the Company shall not have the right to cancel this Agreement until such time as it has fulfilled all its obligations under any and all  outstanding  Agreements with the Advantage Fund I, LLC or its assignees.

         3.       Compensation.

     In consideration  for the services rendered by Knightsbridge to the Company pursuant to the  Engagement  (and in addition to the  expenses  provided  for in
Paragraph 4 hereof),  and throughout  the Term of Engagement,  the Company shall compensate Knightsbridge as follows: 3.1 Engagement Retainer.

     3.1.1 Monthly Cash Retainer. An initial  non-refundable  retainer fee in an amount equal to USD $5,000 payable in cash upon the delivery of this  Engagement
Letter and, thereafter,  a monthly retainer in an amount equal to $2,500 payable in cash on the first day of each month of the Term of  Engagement  (the "Monthly
Retainer").  Invoices  shall be rendered upon the first of the month and are due
upon  presentation.   Knightsbridge  shall,  at  its  option  accept  shares  of registered stock under the same  terms/discounts/return  characteristics  as any funding from The  Advantage  Fund I, LLC (the "Fund") or accept  payments of its fees out of closings of the Fund with the Company. Knightsbridge agrees to apply any and all retainer  amounts  against the  consideration  earned under sections
3.2.1 through  3.2.2 herein after the first  $50,000 fees earned under  sections
3.21 through 3.2.2 are paid on each transaction.

     3.1.2  Equity-Based  Incentive  Compensation.  Company  agrees  to  pay  to
Knightsbridge  an amount of common stock of the Company,  upon  finalization  of this Agreement,  in an amount not less than 250,000 of the fully diluted, shares of the Company.  Company shall also issue to Knightsbridge a warrant to purchase
("warrant"), an additional 150,000 of the Company's fully diluted, shares of the company,  exercisable  for five (5) years at an exercise  price equal to 110% of the Company's closing price on the Over The Counter Bulletin Board as maintained by NASDAQ as of the date of this  Agreement.  Should the Engagement be cancelled prior to the end of its term,  but after  thirty  days,  then this  Equity-Based
Incentive  Compensation  shall vest on a pro-rata  basis.  If the  Engagement is terminated  at or prior to thirty days then the Company shall have no obligation to Knightsbridge for any Equity-Based Incentive Compensation. Company shall file a registration  statement  covering the shares  underlying these warrants within
120 days of the  date of this  Engagement  Letter.  Company  shall  use its best efforts to enable the registration statement to become effective at the earliest possible  time.  Company  shall bear any and all  expenses  associated  with the filing of the registration statement.

     3.2 Additional Compensation. In addition to any amounts payable pursuant to
Section  3.1  above,   Knightsbridge  shall  be  paid  additional   compensation
("Additional  Compensation")  in connection with certain  transactions and other events  ("Compensable  Events")  throughout  the  Engagement  and thereafter the amount of which  Additional  Compensation  shall be determined in each case with reference to the following corresponding sections:

     3.2.1 Financing Transactions (Knightsbridge Introduction).  For purposes of any Financing Transactions involving any Financing Source directly or indirectly to the  Company  by  Knightsbridge,  and  whether  occurring  during the Term of
Engagement  or  during a period  ending  two (2)  years  following  Termination,
Additional  Compensation  shall be payable  to  Knightsbridge  upon the  closing thereof in accordance with the following  schedule where  "Consideration"  shall mean  (i)  the  total  amount  of  gross  proceeds  received  by,  or  otherwise deliverable  to, the Company  without  condition  as part of any such  Financing
Transaction,  and (ii) any  common  stock or  other  securities  of the  Company
(including   without   limitation  any  warrants,   options  and/or  convertible
securities) issued or otherwise transferred as a direct or indirect part of such
Financing Transaction. Debt financing shall include but not be limited to any on or off balance sheet  financing,  mortgages,  debentures,  notes or  convertible securities,  factoring,  receivables financing,  or credit facilities introduced directly or indirectly to the Company by  Knightsbridge.  Compensation for these transactions  shall be paid 1/3 upon the delivery and  execution of a term sheet or other contingent  financing letter from a lender, and 2/3 upon the signing of formal  documentation  memorializing  the  transaction.  In the case of  invoice factoring,  Compensation  shall be due upon invoice funding,  and  Consideration shall be  calculated  upon the gross amount of the invoices  funded or the gross principal  amount of any credit facility,  loan, or receivables  financing line.
Any  financing  transaction  entered into with the  Advantage  Fund I, LLC shall carry a compensation equal to 50% of the schedule delineated below.

         (i)      Consideration                      Amount of Additional Compensation
                  Equity Financing:
                  $-0- to $250,000                   $20,000 (minimum)
                  $250,001 to $500,000               $40,000
                  $500,001 to $5 million             8% of Consideration
                  $5 million+                        $400,000 + 1.5% of Consideration in excess of $5 million
for equity financing.

                  Debt Financing
                  $-0- to $250,000                   $20,000
                  $250,001 to $500,000               $30,000
                  $500,0001 to $5 million            6% of Consideration
                  $5 million+                        $300,000 + 3% of Consideration in excess of $5 million for debt financing. And;

          (ii)    Any Securities issue by or to the Company:           5% (in kind)

     3.2.2 M&A Transactions  (Knightsbridge  Introduction).  For purposes of any
M&A Transactions involving any entity or entities originally introduced directly or indirectly to the Company by Knightsbridge,  and whether occurring during the
Term  of  Engagement  or  during  a  period  ending  two  (2)  years   following
Termination,  Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where  "Consideration"
shall mean the total of all cash, assets (including  without limitation any real property,  personal  property and  intellectual  property) common stock or other
securities   (including   without   limitation  any  warrants,   options  and/or
convertible securities) paid by or to the Company or its shareholders, and shall further  include (a) any  commercial  bank or other  indebtedness of the Company that is repaid or for which the  responsibility to pay is assumed by the Company in connection with such M&A Transaction,  (b) the greater of the stated value or the  liquidation  value of  preferred  stock of the  Company  that is assumed or acquired  by the  Company  that is not  converted  into  common  stock  upon the consummation  of such  transaction,  (c) the value of any net  operating  losses transferred  as part of the  M&A  Transaction  and  from  which a party  to such transaction  expects at the time of closing to benefit,  and (d) future payments for which the Company is obligated  either  absolutely or upon the attainment of milestones or financial  results  ("Company  Future  Payments").  Any Additional
Compensation  payable as a result of Company  Future  Payments  shall be paid at closing and shall be valued at the present value of the Company Future Payments.
For the purpose of calculating the present value, the Company and  Knightsbridge agree to discount all Company Future  Payments by a discount factor equal to 15%
per annum, and where necessary,  to use the projections which have been provided by the Company in the course of the M&A  Transaction  to quantify  these amounts and their timing.  Should  Knightsbridge  not be  responsible  for the entity or
entities   introduced  to  the  Company  under  this  section,   Knightsbridge's
compensation shall be at a rate equal to 50% of that delineated below.

                  Consideration                      Amount of Additional Compensation
                  $-0- to $500,000                   $30,000 (minimum)
                  $500,001 to $5 million             5% of Consideration
                  $5 million+                        $250,000 + 3.0% of Consideration in excess of $5 million

     3.2.3  Strategic  Relations  and  Content  Royalties.  For  purposes of any
Strategic Relations established during the Term of Engagement or during a period ending five (5) years  following  Termination  involving  any entity or entities originally  introduced to the Company by  Knightsbridge,  2% of all Revenues (as
hereinafter  defined),  assets,  common  stock  or other  securities  (including without limitation any warrants,  options and/or convertible securities) paid or otherwise  transferred  to the  Company  or its  designees  during  the  Term of
Engagement  and for a period  of five (5)  years  thereafter  by any  entity  or entities with which such Strategic Relations are established shall be payable to
Knightsbridge  in kind,  and as and when received by the Company,  as Additional
Compensation.  For purposes hereof,  "Revenues" shall be deemed to include gross revenues  net  of any  applicable  refunds,  returns,  allowances,  credits  and shipping charges and monies paid by the Company by way of settlement or judgment arising out of claims made or threatened  against the Company in connection with the subject payment(s).

     3.2.4  Compensation - Entities  provided by the Company or Others & Failure to Close.  It is  understood  and agreed  that the Company is engaged in ongoing dialogues to raise capital and effect  transactions  as described under sections
3.2.1 through 3.2.3 and the Company  shall appoint  Knightsbridge  to act as its agent in regard to these potential  transactions.  Knightsbridge agrees to waive the fees under sections 3.2 and the subsections  incorporated herein and instead accept  compensation equal to 50% of any compensation  delineated in section 3.2 and the subsections incorporated herein. Should an additional finder be involved
Knightsbridge  further  agrees to work with the  Company to limit the total fees paid by the  company  to 11% for  equities  and to 8% for any debt  transaction.
Additionally,  should  Knightsbridge  bring to the Company a valid term sheet or offer to finance either debt or equity on commercially  reasonable  terms with a financing  source that is ready,  willing and able to close on these terms,  and should the Company elect not to pursue and effect a closing based upon this term sheet or offer to finance,  Knightsbridge  shall be entitled to the compensation as described  under sections 3.2.1 through 3.2.3 as if a closing had taken place and the Company received the financing as outlined.

                  3.3      Determination of Value of Securities.

     In the event that any Additional  Compensation  becomes  payable  hereunder either in whole or in part in the form of securities of other assets,  the value of such securities or other assets,  for purposes of calculating such Additional
Compensation,  shall be the fair market  value  thereof,  as the parties  hereto shall mutually and reasonably agree, on the day prior to the consummation of the
Compensable  Event;  provided,  that if such  Additional  Compensation  includes securities with an existing  public trading  market,  the value thereof shall be determined  by the last sales price for such  securities on the last trading day thereof prior to such consummation.

         4.       Expenses.

     In addition to any Engagement Retainers and Additional Compensation payable hereunder, and without regard to whether any Compensable Events occur hereunder, the Company shall reimburse Knightsbridge for all fees approved by an officer of the  Company,  relating to  Knightsbridge's  travel and  out-of-pocket  expenses reasonably  incurred in connection with the services  performed by Knightsbridge pursuant to this Engagement Letter,  including without  limitation,  hotel, food and associated  expenses and long-distance  telephone calls. Said expenses shall not exceed $500 in any 30-day period of the term unless  approved by an officer, director or other authorized designee of the Company.

         5.       Procedure for Initiating Discussions.

     In order to coordinate  our efforts with respect to a possible  Transaction satisfactory  to the  Company,  during  the period of our  engagement  hereunder neither the Company nor any representative there (other than Knightsbridge) will initiate discussions  regarding a Transaction except through  Knightsbridge.  In the  event the  Company  or its  management  receives  an  inquiry  regarding  a
Transaction, it will promptly advise Knightsbridge of such inquiry in order that
Knightsbridge  may  evaluate  such  prospective  purchaser  and its interest and assist the Company in any resulting negotiations.

         6.       Post-Termination Notice.

     In  addition,  if at any time prior to 12 months after the  termination  or expiration of this Engagement Letter a Transaction is consummated,  or if at any time prior to 24 months after the  termination or expiration of this  Engagement
Letter a  Transaction  is  consummated  with any  party  contacted  regarding  a
Transaction during the period of this engagement, Knightsbridge will provide the
Company with written notice of the parties contacted by Knightsbridge  regarding a Transaction during the period of this engagement.

         7.       Non-Exclusivity of Knightsbridge Services.

     It is  understood  and  acknowledged  by  the  Company  that  Knightsbridge presently has, and  anticipates  having  throughout the Engagement  Term,  other clients  for  which it  performs  the same or  similar  services  to those to be performed  in  accordance  herewith,  and that  Knightsbridge  shall be under no obligation  under this  Engagement to restrict its ability in any way to perform services for any other clients.  It is further  acknowledged  that, by virtue of the nature of the services to be performed by Knightsbridge hereunder, the value of such services bear no relation  necessarily to the amount of time invested on
the  part  of   Knightsbridge   to  the   performance  of  such  services,   and
Knightsbridge,  therefore,  shall be under a continuing  obligation hereunder to devote only as much time to the performance of its services  hereunder as deemed appropriate in the exclusive discretion of its principal(s).

         8.       Role of Finder  .

     In  connection  with any  Financing  Transactions  hereunder,  the  Company acknowledges that Knightsbridge is not a registered  broker-dealer under Section
15A of the U.S.  Securities  Exchange Act of 1934, or any similar state law, and that Knightsbridge cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company. While Knightsbridge has preexisting  relationships and contacts with various  investors,  registered broker-dealers and investment funds, Knightsbridge's participation in any actual or proposed offer or sale of Company  securities  shall be limited to that of an
advisor  to  the  Company  and,  if   applicable,   a  "finder"  of   investors,
broker-dealers  and/or  funds.  The  Company  acknowledges  and agrees  that the solicitation and consummation of any purchases of the Company's securities shall be  handled  by the  Company  or one or more NASD  member  firms  engaged by the
Company for such purposes.

         9.       Referral Fees.

     Any referral fees payable in connection with any  Compensable  Transactions shall be the exclusive responsibility of, and shall be paid by Knightsbridge.

         10.      Cooperation by Company.

     In order to enable  Knightsbridge  to provide the services  requested,  the
Company agrees to provide to Knightsbridge,  among other things, all information reasonably  requested or required by Knightsbridge  including without limitation information  concerning  historical and projected financial results with respect
to  the  Company  and  its   subsidiaries  and  possible  and  known  litigious,
environmental  and  contingent  liabilities.  The  Company  also  agrees to make available to Knightsbridge such representatives of the Company, including, among
others,  directors,   officers,   employees,  outside  counsel  and  independent
certified public accountants, as Knightsbridge may reasonably request.

         11.      Limitation on Use of Certain Information.

     The Company  acknowledges  that all services  and advice  (written or oral)
provided by  Knightsbridge  to the Company in connection with the Engagement are intended  solely  for the  benefit  and use of the  Company in  considering  the subject  matter to which they relate,  and the Company  agrees that no person or entity  (including any shareholders of the company) other than the Company shall be entitled  or advised to make use of or rely upon the advice of  Knightsbridge provided  pursuant  hereto.  In any event,  neither  the  Company  nor any other parties may use the Knightsbridge name in any public references,  press releases or public filings in connection with the Company without  Knightsbridge's  prior written consent.

         12.      Reliance by Knightsbridge on Accuracy of Information; 12(b)5 Representation.

     The Company  recognizes and acknowledges  that, in advising the Company and in fulfilling the Engagement hereunder, Knightsbridge will use and rely on data, material and other  information  furnished to Knightsbridge by the Company.  The
Company agrees that Knightsbridge may do so without independently  verifying the accuracy  or  completeness  of such data,  material  or other  information.  The
Company  represents  and warrants  that any such data,  material or  information shall be true and accurate and shall not, as of the time  communicated,  contain any  untrue  statement  of a  material  fact or omit to  state a  material  fact required  to be stated  therein  or  necessary  in order to make the  statements therein,  in  light  of the  circumstances  under  which  they  were  made,  not misleading.

         13.      Confidentiality.

     If any of  the  data,  material  or  other  information  is  non-public  or
confidential  when  revealed  or  otherwise  shared  with   representatives   of
Knightsbridge,  and  identified in writing as such at the time it is revealed or shared ("Confidential Information"),  Knightsbridge and its officers, directors, employees,  agents and  associates  shall hold all  Confidential  Information in complete and strict  confidence and will not,  without prior written  consent of the Company, in each instance,  disclose any Confidential Information,  in whole or part, to any other person or for any other purpose than is expressly approved by the  Company  in  writing.  To the extent  that  disclosure  of  Confidential
Information  is  approved  by the  Company  in  writing,  excepting  information required to be  disclosed by legal  process,  law or  regulation.  Knightsbridge agrees that each party or  individual  to whom such  disclosure is made shall be informed  of  the  confidential  nature  of  the  information  disclosed  and be obligated to sign standard non-disclosure agreements.

         14.      Indemnification.

     Each party (an  "Indemnifying  Party")  hereby agrees to indemnify and hold the other party and its respective affiliates,  directors,  officers,  employees and agents  (collectively,  the  "Indemnified  Parties")  harmless  from, and to reimburse each of the  Indemnified  Parties for, any loss,  damage,  deficiency, claim,  obligation,  suit, action, fee, cost or expense of any nature whatsoever
(including,  but not limited to,  reasonable  attorney's fees and costs) arising out of, based upon or resulting  from any breach of any of the  representations, warranties,  covenants,  agreements or  undertakings of the  Indemnifying  Party contained in or made pursuant to this Engagement Letter.

     15. Nature of Engagement; Limitation on Authority of Knightsbridge to Bind.

     Knightsbridge  shall  perform  its  services  hereunder  as an  independent contractor and not as an employee of the Company or an affiliate thereof.  It is expressly  understood  and agreed to by the parties  hereto  that  Knightsbridge shall  have no  authority  to act  for,  represent  or bind the  Company  or any affiliate  thereof in any manner,  except as may be agreed to  expressly  by the
Company in writing from time to time.

         16 .     Miscellaneous.

     (a)  This  Engagement   Letter   constitutes   the  entire   agreement  and
understanding  of the  parties  hereto,  and  supersedes  any and  all  previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

     (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed  sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested,  to the  respective  parties  as set forth  below,  or to such  other address as either party may notify the other of in writing:

         If to Knightsbridge, to:                    Knightsbridge Holdings, LLC.
                                                     3000 Island Boulevard, Suite 1603
                                                     Aventura, FL 33160
                                                     Attn: Ms. Alyce Schreiber
                                                     Fax: (305) 932-3697

         If to the Company, to:                      Americana Publishing, Inc.
                                                     303 San Mateo NE, Suite 104A
                                                     Albuquerque, NM 87108
                                                     Attn: Mr. George Lovato, CEO
                                                     Fax: (505) 265-0632

     (c) This  Engagement  Letter shall be binding upon and inure to the benefit
of  each  of  the  parties  hereto  and  their  respective   successors,   legal
representatives and assigns.

     (d) The  Company  represents  that it has the  power  to  enter  into  this
Engagement  Letter and to carry out its obligations  hereunder.  This Engagement
Letter  constitutes  the valid and  binding  obligation  of the  Company  and is enforceable in accordance with its terms.  The Company  further  represents that this  Engagement  Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

     (e) This Engagement  Letter may be executed in any number of  counterparts, each of which together shall constitute one and the same original document.

     (f) No  provision  of this  Engagement  Letter may be amended,  modified or waived, except in writing signed by all of the parties hereto.

     (g) This  Engagement  Letter  shall be  construed  in  accordance  with and governed  by the laws of the  State of  Florida,  without  giving  effect to its conflict of law principles.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this  Engagement  Letter shall be adjudicated before a court located in Broward County Florida,  and they hereby  submit  to the  exclusive  jurisdiction  of the  courts  of the State of
Florida  located in Broward  County,  Florida and of the  federal  courts in the
Southern  District  of Florida  with  respect to any action or legal  proceeding commenced by any party.  Company agrees to waive a trial by jury for any dispute requiring adjudication before a court of law.

     (h) The Company hereby  acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by Knightsbridge to any Additional
Compensation  due hereunder  arising out of any  Compensable  Event  involving a third party claimed by Knightsbridge  to have been originally  introduced to the
Company by Knightsbridge.

If the foregoing  correctly sets forth the understanding  between  Knightsbridge and the Company with respect to the foregoing,  please so indicate by signing in the place provided below,  at which time this  Engagement  Letter shall become a binding agreement.

                                                     KNIGHTSBRIDGE Holdings, LLC.

                                                     By:______________________
                                                      Alyce Schreiber
                                                      Managing Member
Accepted and Agreed:

[Americana publishing, incorporated]

By:______________________
Name:
Title: